Press Release	TetriDyn Solutions, Inc

TetriDyn Solutions, Inc. Signs a Technology Vendor Agreement with The Hospital Cooperative

Pocatello, ID. (MarketWire) – 06/09/2010.  TetriDyn Solutions, Inc. (OTCBB: TDYS), a multi-channel technology innovator in the Information Technologies sector, announced today that it entered into an agreement for distribution of hardware, software, and technical services to The Hospital Cooperative of Pocatello, Idaho and its affiliated membership.

The Hospital Cooperative is a dynamic network of 14 hospitals in southeastern Idaho and western Wyoming established in 2000.  Jon Smith, Executive Director of The Hospital Cooperative, stated, “We signed this agreement to provide the best pricing and value available for our members.  TetriDyn has been a great advocate for our rural hospital members and has always provided great support.”

TetriDyn offers the healthcare industry solutions that add value, efficiency, and generate greater revenue.  Dave Hempstead, CEO of TetriDyn Solutions, commented, "We look forward to collaborating with The Hospital Cooperative.  TetriDyn is committed to the success of our rural area critical access hospitals.   TetriDyn has become our region’s go-to solution provider through innovation and creative problem-solving.”

In all of its work, TetriDyn’s approach is based on standard healthcare business practices. TetriDyn prides itself on being an end-to-end solutions company for any healthcare specialty by offering technology solutions, consulting, management, support, and maintenance of technology or business processes.

About TetriDyn Solutions, Inc.

TetriDyn Solutions, Inc. (OTCBB: TDYS) specializes in providing business information technology (IT) solutions to its customers.  TetriDyn Solutions optimizes business and IT processes by utilizing systems engineering methodologies, strategic planning, and system integration to add efficiencies and value to its customers' business processes and to help its customers identify critical success factors in their business. For more information about the company, visit www.tetridyn.com.

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